Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of Novartis AG of our report dated January 28, 2020 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Novartis AG’s Annual Report on Form 20-F for the year ended December 31, 2019.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/PricewaterhouseCoopers AG

Basel, Switzerland

January 30, 2020

PricewaterhouseCoopers AG, St. Jakobs-Strasse 25, Postfach, CH-4002 Basel, Switzerland

Telephone: +41 58 792 51 00, Facsimile: +41 58 792 51 10, www.pwc.ch

PricewaterhouseCoopers AG is a member of the global PricewaterhouseCoopers network of firms, each of which is a separate and independent legal entity.